Exhibit 99.3
EMC
Mortgage Corporation

Officer's Certificate
BSABS 2004-02

I, Mark D. Ehrenreich, Senior Vice President of EMC Mortgage Corporation, do
hereby certify to the designated Trustee that in respect to the period ending November
30, 2004, a review of the activities of EMC Mortgage Corporation ("EMC") during the preceding fiscal year or applicable portion thereof and it's performance under the above referenced Pooling and Servicing Agreement has been made under my supervision. To the best of my knowledge, based on such review, EMC has performed and fulfilled all its obligations under this Agreement throughout such year, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officer and the nature and status thereof. To the best of my knowledge, each Subservicer has fulfilled all its obligations under its Subservicing
Agreement throughout such year, or, if there has been a default in the fulfillment of anysuch obligation specifying each such default known to such officer and the nature and status thereof.

/s/ Mark D. Ehrenreich
Mark D. Ehrenreich, Senior Vice President

2/28/05
Date